UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

__________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  January 13, 2006

TRANSAX INTERNATIONAL LIMITED

(Exact Name of Registrant as Specified in Charter)

Colorado	00-27845	84-1304106
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

8thFloor 5201 Blue Lagoon Drive, Miami, FL	33126
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:	(305) 629-3090

Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01Entry into a Material Definitive Agreement.

On January 13, 2006, Transax International, Ltd. (the “Company”) entered into an Investment Agreement with Cornell Capital Partners, LP (“Cornell Capital Partners” and together with the Company, the “Parties”), pursuant to which the Company shall sell to Cornell Capital Partners up to 16,000 shares of Series A Convertible Preferred Stock, no par value per share, (the “Series A Preferred Shares”) which shall be convertible, at Cornell Capital Partners’ discretion, into shares of the Company’s common stock, par value $.00001 per share (the “Common Stock”) for a total price of up to $1,600,000. The Series A Preferred Shares are senior to all Common Stock and all series of preferred stock of the Company. The holders of Series A Preferred Shares are entitled to receive dividends or distribution on a pro rata basis in the amount of seven (7) percent per year. Each share of Series A Preferred Shares can be converted into shares of the Company’s Common Stock equal to the sum of the Liquidation Amount, defined as an amount equal to $100 per share of Series A Preferred Shares, plus accrued but unpaid dividends thereon, divided by the Conversion Price. The Conversion Price is defined to be equal to the lower of (i) $0.192 or (ii) 80% of the lowest daily volume weighted average price of the Company’s Common Stock, as determined by price quotations from Bloomberg, LP, during the ten (10) trading days immediately preceding the date of conversion. Of the 16,000 Series A Preferred Shares to be sold to Cornell Capital Partners, 8,000 Series A Preferred Shares shall have a purchase price of $800,000, which consists of $255,237 from the surrender of a Promissory Note (as described below) and $544,763 consisting of new funding. The purchase of the additional 8,000 Series A Preferred Shares, at the purchase price of $800,000, shall close two (2) business days prior to the date that a registration statement with the United States Securities and Exchange Commission.

In connection with the sale of the Series A Preferred Shares, on January 13, 2006, the Parties agreed that Cornell Capital Partners will surrender the Promissory Note issued by the Company to Cornell Capital Partners on May 17, 2005, in the principal amount of $255,237, in exchange of $255,237 of Series A Preferred Shares. As of January 13, 2006, the full amount outstanding under the Promissory Note was $255,237, plus accrued and unpaid interest of $0. As a result of the Parties’ agreement, the Promissory Note will be retired and canceled. The Parties also agreed to terminate the Securities Purchase Agreement and the Investor Registration Rights Agreement, each dated as of October 25, 2004, as well as the Pledge and Escrow Agreements, each dated as of October 21, 2004, that were entered into by the Parties in connection with the issuance of the Promissory Note.

On January 13, 2006, the Company also issued to Cornell Capital Partners warrants to purchase up to 5,000,000 shares of Common stock. The first warrant issued to Cornell Capital Partners for 2,500,000 shares of Common Stock at an exercise price of $0.30, shall terminate after the five (5) year anniversary of the date of issuance. The second warrant issued to Cornell was 2,500,000 shares of Common Stock at exercise price of $0.20, shall terminate after the five (5) year anniversary of the date of issuance.

Item 1.02	Termination of a Material Definitive Agreement.

On January 13, 2006, the Company entered into a Termination Agreement with Cornell Capital Partners, (the “SEDA Termination Agreement”) pursuant to which the Parties terminated that certain Standby Equity Distribution Agreement, that certain Registration Rights Agreement and that certain Placement Agent Agreement, each dated as of May 17, 2005. In connection with the Standby Equity Distribution Agreement, the Company issued to Cornell Capital Partners 1,202,779 shares of the Company’s Common Stock (the “Investor’s Shares”) and in connection with the Placement Agent Agreement, the Company issued to Monitor Capital, Inc., as Placement Agent, 125,000 shares of the Company’s Common Stock (the “Placement Agent’s Shares”). Pursuant to the SEDA Termination Agreement, Cornell Capital Partners shall retain 600,889 of the Investor’s Shares and return the other 601,890 of the Investor’s Shares to the Company to be cancelled. Monitor Capital, Inc. shall retain 62,500 of the Placement Agent’s Shares and return the other 62,500 of the Placement’s Agent’s Shares to the Company to be cancelled.

Item 3.02	Unregistered Sales of Equity Securities.

See Item 1.01 above.

Item 9.01	Financial Statements and Exhibits

(a) Not applicable

(b) Not applicable

(c) Not applicable

(d) Exhibits

Exhibit	Description	Location
Exhibit 10.1	Investment Agreement, dated as of January 13, 2006, by and between Transax International, Ltd. and Cornell Capital Partners, LP	Provided herewith
Exhibit 10.2	Investor Registration Rights Agreement, dated as of January 13, 2006, by and between Transax International, Ltd. and Cornell Capital Partners, LP	Provided herewith
Exhibit 10.3	Certificate of Designation of Series A Convertible Preferred Stock of Transax International, Ltd.	Provided herewith
Exhibit 10.4	Warrant, dated as of January 13, 2006, issued to Cornell Capital Partners, LP	Provided herewith
Exhibit 10.5	Warrant, dated as of January 13, 2006, issued to Cornell Capital Partners, LP	Provided herewith
Exhibit 10.6	Escrow Agreement dated January 13, 2006, by and among Transax International, Ltd., Cornell Capital Partners, LP and David Gonzalez, Esq.	Provide herewith
Exhibit 10.7	Irrevocable Transfer Agent Instructions, dated as of January 13, 2006, by and between Transax International, Ltd. and Cornell Capital Partners, LP	Provided herewith
Exhibit 10.8	Letter from Cornell Capital Partners, LP, regarding the surrender of a Promissory Note	Provided herewith
Exhibit 10.9	Termination Agreement, dated as of January 13, 2006, by and between Transax International, Ltd. and Cornell Capital Partners, LP	Provided herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 19, 2006	TRANSAX INTERNATIONAL LIMITED

By: /s/ Stephen Walters
Name: Stephen Walters
Title: President and Chief Executive Officer